Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

July 27, 2011

CytRx Corporation

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

Re:	Registration Statement on Form S-3 (Registration No. 333-170437)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 13, 2010 (the “Base Prospectus”), the preliminary prospectus supplement dated July 26, 2011 (the “Preliminary Prospectus”) and the prospectus supplement dated July 27, 2011 (collectively with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”). The Prospectus relates to the offering by CytRx Corporation (the “Company”) of (i) 39,200,000 shares (the “Issued Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and (ii) warrants (the “Warrants”) to purchase an aggregate of 39,200,000 shares (the “Warrant Shares”) of Common Stock. The Issued Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Issued Shares, the Warrants and the Warrant Shares are to be offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the Issued Shares, when sold as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or

CytRx Corporation

July 27, 2011

other similar laws relating to or affecting creditors’ rights generally and by general principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares issued upon exercise of the Warrants, when issued and sold as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Issued Shares, the Warrants and the Warrant Shares while the Registration Statement remains effective.

Very truly yours,

/s/ TROYGOULD PC

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